Exhibit 99.1

Announcing the EA Competitive Gaming Division, Led by Peter Moore

FROM ANDREW WILSON

For many of you, the passion for games is defined by competition - a relentless focus on being the best, and leaving your mark on the games you love. It fuels many of the amazing things we see from millions of you playing EA games each day. As this passion continues to grow, we’re committed to creating even more opportunities for you to connect and compete.

Today I am excited to announce that Peter Moore is moving into a new role as Executive Vice President and Chief Competition Officer for Electronic Arts, leading our new EA Competitive Gaming Division (CGD). As the latest step in our journey to put our players first, this group will enable global eSports competitions in our biggest franchises including FIFA, Madden NFL, Battlefield and more. The CGD will be built around three core pillars:

•	Competition - To create highly-engaging competitive experiences with our games, officially supported by Electronic Arts.

•	Community - To celebrate, connect and grow our community of players across all levels of expertise.

•	Entertainment - To develop live events and broadcasting that bring the spectacle of competition to millions of people around the world.

There is no one better in our industry to lead this new effort than Peter. He was an early pioneer in championing competitive gaming programs, such as the FIFA Interactive World Cup and the EA SPORTS Challenge Series, and Peter’s personal passions for the player experience, sports and competition, make him a tremendous leader for this new division. Peter’s team will partner with our development studios, marketers and publishing teams to bring this new platform to life.

We’re also delighted to have Todd Sitrin joining Peter in the role of Senior Vice President and GM of the CGD. Todd is an EA veteran, whose distinguished 14-year career here has included leading our global marketing teams as well as driving marketing and strategy for EA SPORTS. Todd will lead strategy and operations for the CGD, working closely with our development studios to create an exciting competitive platform in our games.

As Peter and Todd begin these critical roles, we are focused on both delivering our commitments for FY16 as well as putting great energy behind this new opportunity. Peter will continue to lead his current organization through the end of FY16 before shifting full time to his new position. We will share further details about the CGD in the coming months.

Competition runs deep in the DNA of Electronic Arts, and our games are already at the center of competitive gaming events at different levels today. FIFA fans around the world continue to compete in the FIFA Interactive World Cup, ESL One is hosting worldwide championships with Battlefield 4, we recently announced the return of the Madden NFL Live Challenge, and our games will be played in dozens of other regional competitions around the world in the next year. EA’s CGD will seek to build a best-in-class program to centralize our efforts with new events, as well as the infrastructure to bring you the world’s preeminent EA competitive experiences.

The formation of the Competitive Gaming Division is a groundbreaking opportunity for Electronic Arts to celebrate your passion for play and competition. I’m excited to see what Peter and the team will share in the months ahead.